EXHIBIT 99.2



[American Medical Security Group, Inc. Logo]

                                                                  P.O. Box 19032
                                                        Green Bay, WI 54307-9032

                                                   FOR MORE INFORMATION CONTACT:
NEWS RELEASE                                                        Cliff Bowers
for Immediate Release                                             Vice President
                                                        Corporate Communications
                                                                   (920)661-2766


              AMERICAN MEDICAL SECURITY RECEIVES APPEALS COURT STAY
                    OF FLORIDA DEPARTMENT OF INSURANCE ORDER

        GREEN BAY, Wis. - July 29, 2002 - American Medical Security Group, Inc. (NYSE:AMZ) (AMS) today announced that the First District Court of Appeals for the State of Florida has stayed the order of the Florida Department of Insurance, issued July 24, 2002, that would have suspended the company's license to operate in that state for one year.

        The stay is effective until the Court of Appeals rules on the company's request to overturn the order. No date has been set for a hearing on the appeal.

        AMS agents in Florida can now continue selling the company's health benefit plans for individuals and families.

        "We remain confident that we will prevail in the appeal process," said Samuel V. Miller, AMS Chairman, President & Chief Executive Officer.

        AMS also announced that, beginning November 1, 2002, it will voluntarily implement a block rating system for its MedOne business in Florida and discontinue its tier rating system.

        "This has not been about profits, because tier rating versus block rating is revenue neutral for us," Miller said. "This has been about our belief that tier rating has advantages over block rating for the majority of our insureds. However, it's now very clear that the current environment in Florida is far more conducive to block rating than tier rating. This change will be in the best interest of our business in that state."

                                     Ad One

        American Medical Security Group, through its operating subsidiaries, markets health care benefits and insurance products to small businesses, families and individuals. Insurance products of American Medical Security Group are underwritten by United Wisconsin Life Insurance Company. The company serves customers nationwide through partnerships with professional, independent agents and quality health care providers. It provided medical and dental coverage for 529,103 members as of June 30, 2002.

                                      # # #

                                        2